Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements
Qvidian Corporation Acquisition (the "Acquisition")
On November 16, 2017, Upland Software, Inc. ("Upland" or the "Company") entered into a Merger Agreement (the "Acquisition Agreement") with Qvidian Corporation, a Massachusetts corporation, and certain of its subsidiaries (collectively referred to as "Qvidian"), pursuant to which the Company agreed to acquire the common stock of Qvidian. The Acquisition closed on November 16, 2017, and the purchase price for the Acquisition was approximately $50 million. The Company financed the Acquisition and paid related fees and expenses with the net proceeds from its Credit Facility and with cash on hand.
Pro Forma Financial Information
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if both the Acquisition and the additional draw on the Term Loan occurred on January 1, 2016.
The unaudited pro forma condensed combined statement of operations were prepared using and should be read in conjunction with the most recently made available financial statements of Upland and Qvidian at the time of closing of the Acquisition.

•	Upland's historical audited consolidated financial statements for the year ended December 31, 2017, included in Upland's Annual Report on Form 10-K; and

•	Qvidian's historical unaudited condensed consolidated financial statements from January 1, 2017 through the date of acquisition
Upland’s fiscal year ends on December 31 and historically, prior to the Acquisition by the Company on November 16, 2017, Qvidian's fiscal year also ended on December 31. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was prepared by combining the historical statement of operations of Upland for the year ended December 31, 2017 and the historical statement of operations of Qvidian from January 1, 2017 through the date of acquisition.
The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting with Upland being the acquirer of Qvidian. Under the acquisition method of accounting, the purchase price is allocated to the underlying Qvidian tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.
Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Qvidian following the Acquisition.
The unaudited pro forma condensed combined statement of operations are provided for illustrative purposes only and are not intended to represent or be indicative of the combined results of operations of Upland that would have been recorded had the acquisition of Qvidian been completed as of the dates presented, and should not be taken as representative of future results of operations of the combined company. The unaudited pro forma condensed combined statement of operations also do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that the Company may achieve with respect to the combined operations of Upland and Qvidian and do not include all costs that are expected to be directly attributed to the Acquisition, such as, but not limited to, costs necessary to integrate the operations of Qvidian with Upland and restructuring costs that may be necessary to achieve cost savings and operating synergies. Additionally, the unaudited pro forma condensed combined statement of operations do not include any non-recurring charges or credits directly attributable to the Acquisition.

Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
(In thousands, except per share data)
	Upland	Qvidian	Pro Forma Adjustments	Notes	Upland Combined
Revenue:
Subscription and support	$85,467	$16,603	$328	1	$102,398
Perpetual license	4,346	—	—		4,346
Total product revenue	89,813	16,603	328		106,744
Professional services	8,139	1,407	—		9,546
Total revenue	97,952	18,010	328		116,290
Cost of revenue:
Subscription and support	28,454	2,694	747	2	31,895
Professional services	5,193	2,554	—		7,747
Total cost of sales	33,647	5,248	747		39,642
Gross profit	64,305	12,762	(419)		76,648
Operating expenses:
Sales & marketing	15,307	5,985	—		21,292
Research & development	15,795	3,918	—		19,713
Refundable Canadian tax credits	(542)	—	—		(542)
General and administrative	23,291	2,595	—		25,886
Depreciation and amortization	6,498	489	2,581	2	9,568
Acquisition-related expenses	15,092	—	—		15,092
Total operating expenses	75,441	12,987	2,581		91,009
Loss from operations	(11,136)	(225)	(3,000)		(14,361)
Other expense:
Interest expense, net	(6,582)	(229)	(1,241)	3	(8,052)
Other expense, net	289	17	—		306
Total other expense	(6,293)	(212)	(1,241)		(7,746)
Loss before provision for income taxes	(17,429)	(437)	(4,241)		(22,107)
Provision for income taxes	(1,296)	(7)	—	4	(1,303)
Net loss	$(18,725)	$(444)	$(4,241)		$(23,410)
Net loss per common share:
Net loss per common share, basic and diluted	$(1.02)				$(1.27)
Weighted-average common shares outstanding, basic and diluted	18,411,247				18,411,247

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Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and Qvidian after giving effect to the Acquisition and the additional draw on the Term Loan. The Acquisition is accounted for as a business combination pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805 "Business Combinations" (Topic 805). In accordance with Topic 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC Topic 820 "Fair Value Measurements and Disclosures." Goodwill, as of the acquisition date is measured as the excess of consideration transferred, which is also measured at fair value, and the net of the acquisition date fair value of the identifiable assets acquired and the liabilities assumed.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if both the Acquisition and the additional draw on the Term Loan occurred on January 1, 2016.
The unaudited pro forma condensed combined statement of operations combine the historical statements of operations of Upland and Qvidian. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Qvidian following the Acquisition.
The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma condensed combined financial statements does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Acquisition that are not expected to have a continuing impact. Additionally, The unaudited pro forma condensed combined statement of operations excludes any non-recurring charges or credits directly attributable to the Acquisition.
Details and Assumptions about the Transaction
The unaudited pro forma condensed combined statement of operations give pro forma effect to the Acquisition and the Term Loan as follows:

•	Total purchase price of $50 million;

•	The Acquisition was financed through:

•	$20 million of net proceeds raised through the Term Loan from the Company's existing credit facility (the "Credit Facility"), and

•	$30 million of cash on hand for the remainder of the purchase price.
The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements of the Company and accompanying notes contained in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017.

Note 2: Preliminary Purchase Price Allocation

Purchase Price
The Company acquired Qvidian in an all-cash transaction for a purchase price of approximately $50 million on November 16, 2017. Prior to the completion of the Acquisition, the Company raised net proceeds of approximately $20 million of term debt (the "Term Loan") through its existing Credit Facility. The Company financed the Acquisition and paid related fees and expenses with the net proceeds from its Credit Facility and with $30 million of cash on hand.

Purchase Price Allocation
For the purpose of the unaudited pro forma condensed combined statement of operations, the purchase price of Qvidian has been allocated to Qvidian tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values. For certain assets and liabilities, the book values as of the balance sheet date have been determined to reflect fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill.
The Company's final purchase price allocation for Qvidian based on the estimated fair values as of the Acquisition date is as follows (in thousands):

Current assets	$2,709
Non-current assets	116
Intangible assets	36,126
Goodwill	21,229
Total assets	60,180
Deferred revenue	(9,389)
Current liabilities	(791)
Total consideration	$50,000

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Note 3: Pro Forma Adjustments
Statements of Operations

1.
Pro forma adjustment to revenue includes the deferred revenue fair value impact from January 1, 2017 to December 31, 2017 as if the transact occurred on January 1, 2016. This is offset by the reversal of the actual deferred revenue impact recorded by Upland subsequent to the acquisition for a net increase in revenue in the pro forma period of $338,000. The fair value represents an amount equivalent to estimated cost plus an appropriate profit margin to perform the services related to open contracts based on deferred revenue balances of Qvidian as of January 1, 2016. After the Acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the subscription and support services are provided over the next three years.

2.
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the final valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following table summarizes the estimated fair values of Qvidian identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year ended December 31, 2017 Amortization Expense
Technology	$5,739	7.0	$820
Trade Names	227	2.0	114
Customer Relationships	30,160	10.0	3,016
	$36,126		$3,950
Historical amortization expense			(622)
Pro forma adjustments to amortization expense			$3,328
The pro forma adjustments to amortization expense related to the Technology intangible asset are recorded as part of cost of revenue in the amount of $820 thousand for the year ended December 31, 2017.

3.
Represents the net increase to interest expense resulting from interest on the additional Term Loan to finance the acquisition of Qvidian and the amortization of related debt issuance costs, as follows (in thousands):

Year Ended
December 31, 2017
Interest expense on new 6.74% Term Loan	$1,209
Amortization of new debt issuance costs	32
Pro forma adjustments to interest expense	$1,241
The interest rate on the Term Loan is assumed to be the rate applied to the Company's existing term debt as of November 16, 2017, which was approximately 6.74%, based on the LIBOR rate of approximately 1.24% plus 5.50% basis points.

4.
The combination of Qvidian and the Company does not require pro forma adjustments to the income tax provision booked by either company as the combination has no impact on the companies’ separately reported provisions based on foreign operations and amortization of tax deductible goodwill.

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